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Assurant to Acquire GE Consumer & Industrial's Warranty Management Group

NEW YORK, September 4, 2008 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced that it has signed a definitive agreement with GE Consumer & Industrial, a unit of General Electric (NYSE:GE), for Assurant to acquire GE's Warranty Management Group (WMG) business, a unit that markets and sells extended warranties and service contracts for major appliances and consumer electronics. As part of the definitive agreement, Assurant will also enter into a new 10-year agreement to market extended warranties and service contracts on GE-branded major appliances domestically.

In 2003, Assurant Solutions and GE, two respected leaders in the extended service contract market, entered into an alliance whereby Assurant offered extended warranties directly to GE appliance purchasers and through leading retailers for consumer electronics, computers, appliances and other goods and services. Under the terms of the new agreement, Assurant will now assume full responsibility for operating the extended warranty business it previously co-managed and shared with GE. The terms also call for GE Factory Service Technicians to continue to provide in-home service on the Assurant extended warranties sold with GE appliances.

Under terms of the agreement, Assurant will pay GE $140 million in cash for the sale, transfer, and conveyance of certain assets and will assume certain liabilities. As part of the transaction, GE will pay Assurant $115 million in cash for the assumption of certain obligations.

Assurant expects that the acquisition will be accretive to earnings in 2009. Assurant has provided the underwriting in its existing partnership with GE. Therefore, the acquisition will not change Assurant's reported premiums. The acquisition is expected to close in the third quarter of 2008 subject to customary regulatory approvals.

Robert B. Pollock, Assurant's president and chief executive officer, said: "We continue to diversify our specialty business by deploying capital in areas where we see good growth potential, such as the extended service contract market. We've targeted this specialty niche because of its growth attributes and because it enables us to leverage our core capability of working closely with industry leaders, like GE."

Craig Lemasters, president and chief executive officer, Assurant Solutions, said: "We are delighted to deepen our relationship with GE. This agreement strengthens Assurant's leadership in the service contract market and enhances our ability to integrate the value chain and provide a broader solution to our clients. Assurant and GE share a common, customer-centric approach and we are committed to making this transaction seamless to our customers. Current extended warranty customers will continue to receive the same high quality services and extended warranty protection they have come to expect."

Extended service contracts and extended warranties provide consumers with peace of mind by protecting them from untimely problems associated with big-ticket purchases. Assurant Solutions, part of Assurant, Inc. (NYSE: AIZ) provides service plans through more than 10,000 retail stores in the United States. Its programs cover a wide range of products, including home appliances, consumer electronics, motor vehicles, fitness equipment, furniture, jewelry, lawn and garden equipment, personal computers and wireless and mobile devices.

About Assurant Solutions and Assurant, Inc.
Assurant Solutions businesses develop, underwrite, market and administer specialty insurance, extended service contracts and other risk management solutions through collaborative relationships with leading financial institutions, retailers, automobile dealers, funeral homes, utilities and other entities. With operations in 25 cities, including executive offices in Atlanta, Ga., Assurant Solutions serves clients and their customers in 13 countries throughout North America, the Caribbean, Latin America, Europe and Asia. www.assurantsolutions.com

Assurant Solutions is part of Assurant, a premier provider of specialized insurance products and related services in North America and selected international markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has over $26 billion in assets and $8 billion in annual revenue. www.assurant.com

About GE Consumer & Industrial

GE Consumer & Industrial spans the globe as an industry leader in major appliance, lighting and integrated industrial equipment, systems and services. Providing solutions for commercial, industrial and residential use in more than 100 countries, GE Consumer & Industrial uses innovative technologies and "ecomagination," a GE initiative to aggressively bring to market new technologies that help customers and consumers meet pressing environmental challenges, to deliver comfort, convenience and electrical protection and control. General Electric (NYSE: GE) brings imagination to work, selling products under the Monogram®, Profile™ GE®, Hotpoint®, SmartWater™ Reveal®, Edison™ and Energy Smart™ consumer brands, and Entellisys™ industrial brand. For more information, consumers may visit www.ge.com.

Assurant Contacts:

Media
James A. Sykes
Director, External Communications
Assurant Solutions
Phone: 770-763-1015
Fax: 770-859-4325
james.sykes@assurant.com

Investor Relations
Melissa Kivett
Senior Vice President
Assurant, Inc.
Phone: 212-859-7029
Fax: 212-859-5893
melissa.kivett@assurant.com

John Egan
Vice President
Assurant, Inc.
Phone: 212-859-7197
Fax: 212-859-5893
john.egan@assurant.com

GE Contacts:
GE Consumer & Industrial
Kim Freeman
Director Public Relations
Phone: 502-452-7819
Cell: 502-741-1557
kim_freeman@ge.com